Exhibit 99.3

GrowGeneration Announces Closing on $12.8 Million Private Placement

Company Sets $100 Million in Annual Revenues As Next Milestone

DENVER, June 26, 2019 /PRNewswire/ - GrowGeneration Corp. (OTCQX: GRWG), (“GrowGen” or the “Company”) one of the largest specialty retail hydroponic and organic gardening stores, announced today that it has completed an upsized, private placement totaling $12.8 million. The Company issued 4,123,254 shares at a price of $3.10 and 2,061,632 warrants exercisable at $3.50 per share. All the Company’s strategic institutional investors participated in the offering, including $4.0 million investment from lead investor Gotham Green Partners, $2.0 million from Merida Capital Partners and $1.3 million from Navy Capital.

In addition to the Company’s 3 strategic investors, funds advised by JW Asset Management, LLC (“JW”) participated with a $3.0 million investment in this offering. Jason Wild, the President and Chief Investment Officer of JW Asset Management, is also the Chairman of the Board at Arbor Pharmaceuticals, a private pharmaceutical company based in Atlanta, Georgia.  JW has been an active investor in the Cannabis sector since 2014, investing in many of the sector leaders, including Canopy Growth, Cronos Group and TerrAscend Corp., where he is the Chairman of the Board.

Darren Lampert, Co-Founder and Chief Executive Officer of GrowGen, said “With the completion of our oversubscribed offering, the Company now has over $16 million of cash on the balance sheet to execute on multiple acquisitions, with several planned to close in the 3rd and 4th quarters of 2019. These acquisitions, when completed, are expected to propel our Company to over $100 million in annual sales.  We are also pleased that our existing institutional investors, Gotham Green Partners, Merida Capital Partners and Navy Capital, are reinforcing their confidence in the Company with additional capital commitments. Lastly, we welcome JW and Jason Wild to our team of institutional strategic investors.”

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 23 stores, which include 5 locations in Colorado, 5 locations in California, 2 locations in Las Vegas, 1 location in Washington, 3 locations in Michigan, 1 location in Rhode Island, 2 locations in Oklahoma, 3 locations in Maine, and now 1 location in New Hampshire. GrowGen also operates an online superstore for cultivators, located at HeavyGardens.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

About:

●	Gotham Green Partners - Gotham Green Partners, LLC is a New York and California-based private equity firm focused on deploying capital into cannabis and cannabis-related enterprises on a global scale. The firm manages a diversified portfolio of investments and is actively investing across the cannabis value chain.

●	JW Asset Management - JW Asset Management is a New York based fund manager for six investment partnerships. Jason Wild, a registered pharmacist and Chairman of Arbor Pharmaceuticals, and TerrAscend Corp. is the firm’s founder and chief investment officer. JW Asset Management has a strong history of finding opportunities within the global healthcare sector, actively investing in both the public and private equity markets.

●	Merida Capital Partners - Merida Capital Partners LLC operates as a private equity investment firm. The Company invests for the development of the cannabis industry. Merida Capital Partners focuses on cultivation technologies, products, and services associated with the evolution of cannabis as an agricultural use, pharmaceutical formulations, and recreational consumer product.

●	Navy Capital - Navy Capital LLC is an investment management company. Navy Capital’s research-oriented, fundamentally driven investment process focuses on identifying attractive opportunities within the Consumer, Healthcare, Technology, Industrials and Agriculture sectors. Navy Capital invests in publicly traded and private companies that will gain market share over time in their respective verticals.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

●	Website: www.GrowGeneration.com

●	Facebook: GrowGenerationCorp

●	Twitter: @GrowGenOK

●	Instagram: growgen

SOURCE GrowGeneration